EXHIBIT 99.1

NEWS RELEASE	FLOTEK INDUSTRIES, INC.

FLOTEK INDUSTRIES, INC. 7030 Empire Central Drive Houston, Texas 77040	Tuesday August 9, 2005 6:00 a.m. EST

FLOTEK EXECUTES AGREEMENT TO PURCHASE HARMON’S MACHINE WORKS, INC: ACQUISITION BROADENS FLOTEK’S DRILLING PRODUCTS BUSINESS

HOUSTON, August 8, 2005 - Flotek Industries, Inc. (FTK), announced the signing of a definitive agreement to purchase the assets of privately held Harmon’s Machine Works, Inc. www.harmongalleon.com on August 4, 2005. Consideration to be paid is approximately $3.4 million cash, $0.6 million stock, and $0.5 million assumption of net liabilities. The deal is anticipated to close later this month.

Harmon’s Machine Works, Inc., (“Harmon”) is one of the premier downhole oilfield and mining tool companies with manufacturing and sales operations located in Midland, Texas. Harmon serves both the domestic and international downhole tool markets.

"The addition of Harmon to our Drilling Products Group is consistent with our strategy to grow our core businesses”, stated Jerry D. Dumas, Sr., Chairman and Chief Executive Officer of Flotek. “The acquisition will allow us to expand our mining sales, and expand our drilling tool rental business into the Permian Basin, South Texas and North Texas. The acquisition will provide additional low cost manufacturing capabilities for our entire downhole drilling tool operations, contributing to improved overall gross margin targets.”

As previously announced, Flotek second-quarter profits rose 350% to $2.0 million, on total sales of $12.5 million up 159% from 2004.

Net income for the second quarter increased to $2.0 million, or 29 cents per share, from $0.4 million, or 7 cents per share, a year ago. Earnings per share of 29 cents represent a 32% sequential increase over first quarter 2005 earnings per share of 22 cents. Looking ahead, the company said it expects to meet or exceed its full year earnings forecast of $1.00 to $1.05 per share.

Financial Results (in millions, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenue	$12.5	$4.8	$23.5	$9.6
Net Income	$2.0	$0.4	$3.5	$0.7
Basic EPS	$0.29	$0.07	$0.51	$0.10
Diluted EPS	$0.26	$0.06	$0.46	$0.10

Flotek will present at The 10th Oil & Gas Conference in Denver on Thursday, August 11, 2005 at 4:30 pm. A live webcast of the presentation can be viewed by accessing www.enercominc.com. A copy of the Flotek presentation slides will be available on www.flotekind.com the day of the presentation.

Shares of Flotek's common stock began trading on the American Stock Exchange under the symbol "FTK" on July 27, 2005.

More detail will be available in the Company’s 10-QSB to be filed with the SEC. For product information and additional information on the Company, please visit Flotek’s web site at http://www.flotekind.com

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative specialty chemicals, downhole drilling and production equipment, and management of automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911